Exhibit 99.1
For further information contact
Rodger Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Completes
     $250 Million Credit Agreement
     Natchez, MS (September 29, 2008) — Callon Petroleum Company (NYSE: CPE) announced today that it has completed a $250 million Second Amended and Restated Senior Secured Credit Agreement with Union Bank of California, N.A. as the sole arranger and administrative agent, Regions Bank as syndication agent and Capital One, N.A. as documentation agent.
     The Credit Agreement provides an initial borrowing base of $70 million, which will be reviewed and re-determined on a semi-annual basis. This new agreement provides Callon with an additional $20 million of liquidity over the facility it replaced, which had a $50 million borrowing base. There are no borrowings outstanding under the Credit Agreement, however, the company does have a $15 million letter of credit outstanding which reduces availability. The Credit Agreement matures on September 25, 2012.
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Over 80% of Callon’s proved reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil. Callon’s properties and operations are geographically concentrated in Louisiana and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.